JOHN HANCOCK SERIES TRUST

                                  On behalf of

                        JOHN HANCOCK FOCUSED EQUITY FUND
              (formerly John Hancock Focused Relative Value Fund)


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT


     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Focused Equity Fund (the "Fund") voted to amend the first paragraph of
Section 5 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

    5. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.85% of the average daily net asset value of the Fund up to $800,000,000 of average daily net assets; and (ii) 0.80% of the amount over $800,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                        JOHN HANCOCK SERIES TRUST,
                        On behalf of John Hancock Focused Equity Fund


                        By:  /s/Alfred P. Ouellette
                             Alfred P. Ouellette
                             Assistant Vice President and Assistant Secretary



                        JOHN HANCOCK ADVISERS, LLC


                        By:  /s/Brian E. Langenfeld
                             Brian E. Langenfeld
                             Assistant Vice President and Assistant Secretary